November 13, 1995



Mr. Gary Schwalb
President
Steakout, King of Steaks, Inc.
c/o Floyd Byrns, Esq.
2601 McLeod Drive
Las Vegas, Nevada  89121

Dear Gary:

          This letter will set forth our agreement for the purchase by Steakout, King of Steaks, Inc., a Nevada corporation
("Steakout"), from Good Times Drive Thru Inc., a Colorado corporation ("Good Times"), of the assets of the four restaurants
("Restaurants") located at the following addresses:

               2300 East Lake Mead Boulevard
               North Las Vegas, Nevada

               1900 East Charleston Boulevard
               Las Vegas, Nevada

               1325 East Tropicana Boulevard
               Las Vegas, Nevada

               868 North Nellis Boulevard
               Las Vegas, Nevada

          1. Purchased Assets. Steakout shall purchase all of the assets of the Restaurants consisting of Good Times' leasehold interests in the real property at the above-described locations together with the furniture, fixtures and equipment set forth in Exhibit A attached hereto. All of the foregoing purchased assets are hereinafter referred to as the "Assets." The Assets are being purchased by Steakout in "as is" condition and Good Times makes no warranties express or implied with respect to the Assets other than those set forth in this Agreement. Steakout shall not assume any liabilities associated with the Restaurants other than the assumption of the real property leases therefor for the period from and after the closing hereunder. Such real property leases, which are hereinafter referred to as the "Leases," consist of the following:

               Lease dated November 30, 1990,
               as  heretofore amended, with
               College Park Realty Co. as lessor
               for the location at 2300 East Lake
               Mead Boulevard, North Las Vegas,
               Nevada;

                    Lease dated July 11, 1990, as
               heretofore amended, with Hasco NV
               as lessor for the location at 1900
               East Charleston Boulevard, Las
               Vegas, Nevada;

                    Lease dated July 1, 1995, with
               MTK Corporation of America as
               lessor for the location at 1325
               East Tropicana Boulevard, Las
               Vegas, Nevada; and

                    Lease dated July 1, 1995, with
               Cormore Partners, Ltd. as lessor
               for the location at 868 North
               Nellis Boulevard, Las Vegas,
               Nevada.

          2.   Consideration.

               a.   The assumption by Steakout of the
          Leases shall constitute the consideration for the assignment of Good Times' interests in the Leases. The obligations of Steakout under the Leases in which Good Times is not released from liability shall be secured by deeds of trusts covering the leasehold interests with respect thereto and the personal guarantees, for a period of two years, of Gary and Eileen Schwalb.

               b.   In consideration for the furniture,
          fixtures and equipment described in Exhibit
          A, Steakout shall pay Good Times the purchase price of $30,000 per Restaurant. Such amount shall be paid upon execution of this Agreement into an interest bearing escrow account established at Escrow Line, Inc.
          located at 2035 Paradise Road, Las Vegas
          Nevada. Upon the escrow company's receipt of written notification from Good Times of the satisfaction of the Contingency set forth in Section 3.b. hereof, $15,000 for each of the East Tropicana and Nellis Boulevard
          Restaurants shall be promptly distributed by the escrow company to Good Times. Upon the escrow company's receipt of written notification from Good Times of the satisfaction of the Contingencies set forth in Sections 3.a. and 3.b. hereof, the escrow company shall promptly distribute $15,000 for each of the East Charleston and Lake Mead
          Restaurants to Good Times.  The foregoing
          $15,000 payments to Good Times shall be non-refundable to Steakout unless Good Times breaches its obligations under this Agreement. The remaining $15,000 per
          Restaurant in escrow shall be distributed to Good Times promptly upon the escrow company's receipt of written notification from Steakout of the satisfaction of the Contingency set forth in Section 3.c. hereof, provided that the Contingencies in Section 3.a. and 3.b.
          have also been satisfied at such time,
          otherwise such amount shall be distributed to Good Times upon the last of the Contingencies to be satisfied.

          3. Contingencies. The closing of the purchase of the Assets and the assumption of the Leases by Steakout is contingent upon the following ("Contingencies"):

               a.   The obtaining on or before November
          24, 1995 of consents to assignments from the lessors under the East Charleston and Lake
          Mead Leases in forms reasonably acceptable to Good Times.

               b.   Good Times' approval on or before
          November 20, 1995 of the financial condition of Steakout.

               c.   Approval by Steakout on or before
          November 30, 1995 of the condition of the Assets.

          4.   Closing.

               a. The closing of the purchase of the Assets and the assumption of the Leases by Steakout shall take place as soon as reasonably possible after the satisfaction of the Contingencies, but in no event later than November 30, 1995.

               b. Good Times and Steakout, as applicable, shall execute the following documents in conjunction with or as soon as reasonably possible after the execution of this Agreement:

                    (i)  Consent to and Agreement Regarding
               Assignment with respect to the East Charleston and Lake Mead Leases, substantially in the forms attached hereto as Exhibit B (such documents shall also be executed by the applicable lessors on or before the closing);

                    (ii) Assignment of Lease and Assumption of
               Lease regarding the Tropicana and Nellis Leases, substantially in the forms attached hereto as Exhibit C;

                    (iii)     Bills of Sale for the Assets
               described in Exhibit A with respect to each Restaurant, substantially in the form attached hereto as Exhibit D;

                    (iv) Guaranty Agreement of Gary and Eileen
               Schwalb substantially in the form attached hereto as Exhibit E;

                    (v)  Deeds of Trust with respect to the
               leasehold interests of Steakout in each of the Restaurants, substantially in the forms attached hereto as Exhibit F; and

                    (vi) Such other documents and instruments as
               are reasonably necessary in order to effectuate the intentions of the parties with respect to the sale of the Assets to Steakout.

               Upon execution of any of the foregoing documents prior to closing, such executed documents shall be placed in
     trust with a mutually agreeable third party.   The holder of
     the executed documents shall deliver them at such time and in such manner as directed in writing by both Good Times and Steakout.

               c.   Utilities, taxes, insurance and other
          obligations, other than rent under the Leases, shall be prorated as of the date of closing. Good Times shall cancel all utilities for the Restaurants as of the date of closing and shall be entitled to all utility deposits therefrom. Notwithstanding the assignment of the Leases to Steakout at the closing, Good Times covenants and agrees to pay the base rent accruing under each of the Leases until the earlier of (i) the applicable Restaurant for each Lease opens for business to the public, or (ii) February 1, 1996.

          5. Deposit Escrow. Steakout shall establish an interest bearing escrow account with Escrow Line, Inc. within thirty days prior to the expiration of the term of the Guaranty described in Section 4(b)(iv). Such escrow account shall be established for the entire term of the Leases and funded by Steakout with a minimum amount at all times equal to one month of rent due under each of the Leases as of February 1, 1998. Escrow Line, Inc. shall distribute funds in such amounts from such escrow account to Good Times promptly upon receipt from Good Times of proof of its payment of any rental or other amounts due under the Leases.

          6.   Representations and Warranties.

               a. Good Times represents and warrants to Steakout that:

                    (i)  At the closing the Assets will be in
               substantially the same physical condition in all material respects as on the date of this Agreement;

                    (ii) The Assets, including Good Times'
               interests in the Leases, are free and clear of all liens, encumbrances and restrictions other than the rights of the lessors under the Leases and current property taxes none of which are past due;

                    (iii)     The Leases are in full force and
               effect and no monetary defaults exist thereunder;

                    (iv) The execution and carrying out of this
               Agreement has been duly authorized by the Board of Directors of Good Times.

               b. Steakout represents and warrants to Good Times that the execution and carrying out of this Agreement has been duly authorized by the Board of Directors of Steakout and that no other authorizations are required therefor.

          7.   Indemnification.

               a. Good Times shall indemnify and hold harmless Steakout with respect to any liability, loss, cost or expense resulting from (i) any breach by Good Times of a representation, warranty or any other provision of this Agreement and (ii) any liability or claim associated with the Restaurants relating to the period prior to the closing hereunder.

               b. Steakout shall indemnify and hold harmless Good Times with respect to any liability, loss, cost or expense resulting from (i) any breach by Steakout of a representation, warranty or any other provision of this Agreement, and (ii) any liability or claim associated with the Restaurants relating to the period after the closing hereunder.

          8. Benefit. The terms and conditions of this Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns.

     If this letter correctly sets forth our agreement, kindly sign and return the attached copy hereof. This letter may be signed in counterparts by facsimile.

                              Very truly yours,

                              GOOD TIMES DRIVE THRU INC.,
                              a Colorado corporation



                              By: /s/ Thomas A. Gordon

                              Title:  Chief Financial Officer

Agreed to this _____ day of November, 1995.

STEAKOUT, KING OF STEAKS, INC.,
a Nevada corporation



By: /s/ Gary Schwalb

Title: President